Exhibit 99.1
MACKINAC FINANCIAL CORPORATION
NONPERFORMING ASSETS AS OF DECEMBER 31, 2007
The attached schedule provides added disclosure relative to the nonperforming assets of Mackinac Financial Corporation as of December 31, 2007.
This schedule shows the detail of nonperforming assets categorized by type of loan/collateral. The nonperforming assets are also categorized by origination date defined as “Pre-Recap” or “Post-Recap.” The “Pre-Recap” time period refers to loan originations prior to the recapitalization of Mackinac Financial Corporation, which occurred in December 2004. The “Post-Recap” is defined as loans originated by the new management team subsequent to the recapitalization.
The schedule also shows the relative geographical regions of the nonperforming assets, all of which pertain to the State of Michigan.

MACKINAC FINANCIAL CORPORATION
NONPERFORMING ASSET ANALYSIS(dollars in thousands)
AT DECEMBER 31, 2007

		WHEN		APPRAISED	ESTIMATED	(DEFICIENCY)	SBA	RESERVE	PERSONAL	ESTIMATED
COLLATERAL TYPE	BALANCE	ORIGINATED	STATUS	VALUE	LIQUIDATION VALUE	SURPLUS	GUARANTEE	ALLOCATION	GUARANTEE	NET EXPOSURE

NONPERFORMING ASSETS
NONACCRUAL LOANS
Motel / Hotel	$1,698	Pre-recap	Nonaccr/Litigation	$1,000	$623	$(1,075)	$435	$730	N/A	$90
1-4 Family	281	Pre-recap	Nonaccrual	366	276	(5)	0	11	N/A	6
1-4 Family	64	Pre-recap	Nonaccr/Litigation	163	56	(8)	0	0	N/A	(8)
Land	37	Pre-recap	Nonaccrual	130	88	51	0	0	N/A	51
Land Development / Condo	1,042	Post-recap	Nonaccr/Litigation	1,600	1,040	(2)	0	400	YES	398
1-4 Family	176	Post-recap	Nonaccr/Bankrupcy	222	100	(76)	0	78	YES	2

SUBTOTAL NONACCRUAL LOANS	3,298			3,481	2,183	(1,115)	435	1,219		539

>90 DAYS PAST DUE LOANS
Cabins / Land	619	Pre-recap	Active / Litigation	1,089	637	18	0	100	YES	118
1-4 Family	90	Pre-recap	Active	106	85	(5)	0	1	N/A	(4)
Business — Liquor License	1	Pre-recap	Active / Litigation	47	6	5	0	0	YES	5

SUBTOTAL > 90 DAYS PAST DUE LOANS	710			1,242	728	18	0	101		119

OTHER REAL ESTATE OWNED
Cabins / Land	291	Pre-recap	OREO	325	234	(57)	0	60	N/A	3
Downtown Store Frontage	63	Pre-recap	Nonaccrual; Redemption	40	32	(31)	0	25	N/A	(6)
1-4 Family	20	Pre-recap	Nonaccrual; Redemption	13	10	(10)	0	10	N/A	0
Land Development	511	Post-recap	OREO	682	546	35	0	0	N/A	35
Equipment Storage Building	264	Post-recap	Nonaccrual; Redemption	310	209	(55)	0	90	N/A	35
Downtown Store Frontage / 2 / 1-4 Family	77	Post-recap	OREO	96	77	0	0	0	N/A	0

SUBTOTAL OTHER REAL ESTATE OWNED	1,226			1,466	1,108	(118)	0	185		67

SUBTOTAL“ PRE-RECAP” NONPERFORMING ASSETS	3,164			3,279	2,047	(1,117)	435	937		255
SUBTOTAL “POST-RECAP” NONPERFORMING ASSETS	2,070			2,910	1,972	(98)	0	568		470

TOTAL NONPERFORMING ASSETS	$5,234			$6,189	$4,019	($1,215)	$435	$1,505		$725